Exhibit 23.1







                       CONSENT OF INDEPENDENT ACCOUNTANTS



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We consent to the incorporation by reference in the registration statements on
Form S-3 of Avenue Entertainment Group, Inc. and subsidiaries of our report dated April 10, 2001, relating to the consolidated balance sheet of Avenue Entertainment Group, Inc. and subsidiaries as of December 31, 2000 and the related consolidated statements of operations, stockholders' equity and cash flows for the years ended December 31, 2000 and 1999 which report appears in the Annual Report on Form 10-KSB of Avenue Entertainment Group, Inc. and subsidiaries and to the reference to our firm under the heading "Experts" in the registration statement. Our opinion contains an explanatory paragraph relating to the substantial doubt about the Company's ability to continue as a going concern.

                                             KPMG LLP

New York, New York
April 12, 2002